                                                                 EXHIBIT 12(A)-1




                                IPVOICE.COM, INC.


                        OFFERS WITH RESPECT TO UNITS SOLD
                     IN OUR FEBRUARY 1999 PRIVATE PLACEMENT

         We are offering the following alternatives with respect to the units you purchased in our private placement that began in February 1999. Each unit consists of $24,900 in principal amount of notes, warrants to purchase 18,750 shares of our common stock, and 25 shares of our senior convertible preferred stock.

         - You may elect to convert all or any portion of the units that you hold into shares of our common stock (see page 5 for details regarding when the common stock becomes freely tradable). We will convert each whole unit into 17,832 shares of common stock and each partial unit into a pro rata number of shares. If you have exercised any of the warrants that are part of a unit, you can convert your notes, preferred stock and remaining warrants into the number of shares calculated as described under "The Offers - Offer to Convert Units into Common Stock."

         - If you do not want to convert your units at this time, you may also choose to allow us to amend all or any part of your existing notes to secure them with certain of our assets and to make them convertible at your option into our common stock at any time at a fixed rate, but only if you also agree to give up your preferred stock relating to the amended notes and accept future interest payments on the amended notes in either cash or, at our option, shares of our common stock that may be restricted as well as free trading. You would retain your warrants.

         - You also have the option to retain your units and not accept either of our offers.

         WHETHER OR NOT YOU ACCEPT ANY OF OUR OFFERS, WE ARE ASKING THAT YOU CONSENT TO OUR MAKING THESE OFFERS BY EXECUTING THE ATTACHED CONSENT AND RETURNING IT TO US.

         THIS OFFER WILL TERMINATE ON MAY 19, 2000.

         The choices we are offering involve risk. You should carefully review the risk factors beginning on page 9 and the comparison of your existing securities with the new or amended securities offered beginning on page 13 before you decide to accept any of these offers.

         The date of this document is April 20, 2000.

                                TABLE OF CONTENTS

                                                                                                                           PAGE
THE COMPANY.....................................................................................................             1

YOUR EXISTING SECURITIES........................................................................................             1

SUMMARY.........................................................................................................             2

THE OFFERS......................................................................................................             3

         Offer to Convert Units into Common Stock...............................................................             3

         Offer to Amend Your Notes to Make All or Any Portion of Them Convertible and Secured and to
                  Allow Us to Make Future Interest Payments in Restricted Common Stock..........................             6

THE CONSENT.....................................................................................................             8

RISK FACTORS....................................................................................................             9

         Risks Relating to Conversion of Your Units into Common Stock...........................................             9

         Risks Relating to Your Decision to Amend Your Notes....................................................            11

BACKGROUND, PURPOSE AND EFFECTS OF THE OFFERS...................................................................            13

HOW TO ACCEPT THE OFFERS........................................................................................            17

         Expiration Time, Extensions, Termination and Amendments................................................            17

         How You Can Elect to Accept Any of Our Offers..........................................................            17

         Withdrawal Rights......................................................................................            18

         Acceptance of Elections................................................................................            19

         Payment of Expenses....................................................................................            19

CAPITALIZATION..................................................................................................            20

CERTAIN PRO FORMA FINANCIAL INFORMATION.........................................................................            20

DESCRIPTION OF CAPITAL STOCK....................................................................................            21

AVAILABLE INFORMATION...........................................................................................            22

INCORPORATION BY REFERENCE......................................................................................            22




Exhibit A  Form of Amended Promissory Note

Exhibit B  Form of Agency and Security Agreement

                                   THE COMPANY

         IPVoice.com, Inc. is incorporated in the state of Nevada and is traded on the OTC Bulletin Board under the symbol IPVC. Since inception, we have been engaged in the business of developing our Multicom Business Management Software for use in Internet telephony applications (telephone, fax, data, images and video over the Internet). Multicom is the business management system behind our TrueConnect Gateway (a telephone switch) product for which patent and trademark protection is being sought. This product provides a mechanism for bridging the public telephone system with the Internet. IPVoice was founded on the premise that traditional telephone systems wasted precious resources. Our Gateways allow a packet of information (voice, video, e-mail, data, images etc.) to cross multiple networks on its way to its final destination. Thus, instead of having one dedicated circuit for a call, the entire network is shared. We continue to research the availability of additional innovative products in the Internet telephony and related industries for development, distribution or acquisition. Our principal executive offices are located at 5050 N. 19th Avenue, Suite 416 / 417, Phoenix, Arizona 85015, Telephone No. 602-335-1231.

         Included is a copy of our Form 10-KSB, which contains more detailed disclosure about our operations, current status and plans, management, financial condition, and the risks of investing in our securities.

                            YOUR EXISTING SECURITIES

         From February 1999 through June 1999, we offered and issued 46 units in a private placement. Each unit was sold for $25,000, and consists of the following:

         - A two year note in the principal amount of $24,900 with interest payable quarterly in cash at 9% per annum, or at our option in freely-trading stock (if available) calculated at 18% per annum based on the average closing price of the stock for 7 trading days prior to the payment date. We may, at our option, extend the notes for an additional one year term with equal monthly amortization at the rate of 110% of principal plus accrued interest at the note rate or for a total of two additional years with equal monthly amortization at the rate of 120% of principal plus accrued interest at the note rate. If we want to extend the term of the notes, we will give you notice of the extension at least 60 days prior to the original maturity date of the notes. We can prepay the notes at any time without penalty.

         - A warrant for 18,750 shares of our common stock exercisable at any time during the term of the note, including any extensions thereof, at $.9875 per share. We agreed to provide piggyback registration rights to holders of the warrants in the event we file a registration statement before the notes are repaid.

         - Twenty-five senior convertible preferred shares, without dividends, with a conversion feature providing that in the event of a default in payment on the notes that is not cured within a reasonable time, all outstanding senior convertible preferred shares will be converted into common stock in an amount of shares which shall, immediately after issuance, equal 51% of our issued and outstanding shares, warrants and options. If fewer than all of the originally issued preferred shares are outstanding at the time of conversion, the percentage of shares of common stock issuable upon conversion is reduced proportionately. On conversion, we will also promptly call a special stockholders meeting in order to permit the holders of the common stock into which the preferred shares were converted to elect a majority of the board, if all of the originally issued preferred shares are converted, or such lesser number of additional directors as reflects such holders' percentage of ownership of common stock, if fewer than all of the originally issued preferred shares are converted. All preferred shares are redeemable at no cost to us when the notes are fully paid.

         - We also agreed that: From the time of the first closing to the time the notes are repaid in full, the new investor group will, through International Investment Partners ("IIP"), propose candidates for two board positions which are reasonably acceptable to the present board and which the present board will then appoint. The three members of the present control group will give IIP an undertaking that they will, so long as the notes are not fully paid, remain the holders of 60% of the voting equity securities and that they will vote their shares for these two directors or their agreed upon successors.

                                     SUMMARY

The Offer

                              - You may convert all or part of your units into our common stock on the basis of 17,832 shares of stock per unit. If you have exercised any part of your warrants, we will convert the remaining portion of your units into a number of shares calculated as described under "The Offers - Offer to Convert Units into Common Stock."

                                                     -or-

                              - You can elect to relinquish your preferred stock and allow us to amend all or any part of your notes to:

                                   -    Secure them with our assets;

                                   -    Make them convertible into our common
                                        stock on the basis of $7.00 principal
                                        amount per share; and

                                   - Allow us to pay interest with restricted as well as free trading common stock.

                                                     -or-

                              - You can accept neither offer and retain your units.

                              See "The Offers - Offer to Amend Your Notes to Make All or Any Portion of Them Convertible and Secured and to Allow Us to Make Future Interest Payments in Restricted Common Stock."

Purpose of Offers             Delays in development of our technologies have
                              increased our need for funds. We hope to reduce our cash outlays required to service your notes.
                              In addition, the existence of the preferred stock is proving to be seriously detrimental to our efforts to acquire additional financing. See
                              "Background, Purpose and Effects of the Offers."

Expiration Time               5:00 p.m. Phoenix, Arizona time, on May 19, 2000,
                              unless we extend the offers.

How to Accept the Offers      See "How to Accept the Offers - How You Can Elect
                              to Accept Any of Our Offers" beginning on page 16 for the procedure for you to accept either of our offers.

Withdrawal Rights             You can withdraw your acceptance of either offer
                              prior to the expiration time. See "How to Accept the Offers - Withdrawal Rights" for additional information about your withdrawal rights.

Termination and Amendment     We can terminate or amend the offers at any time.

Consent Whether or not you accept any of our offers, we are asking that you execute the attached Consent and return it to us. Although we do not require your consent to make these offers, consent by a majority of unit holders will allow our Arizona unit holders to participate in the offer on the basis of an exemption from the registration requirements of the Arizona securities laws that requires such consent. If we do not receive such consent, our Arizona unit holders can still participate in the offers, but only if they agree to hold their new securities for investment. See "The Offers - Offer to Convert Units into Common Stock - Resale Restrictions."


                                   THE OFFERS

OFFER TO CONVERT UNITS INTO COMMON STOCK

         You can elect to convert your units into our common stock. We will convert each full unit into 17,832 shares of stock. You can also choose to convert only a portion of your units. If you want to convert only a part of your units and you have not exercised any of your warrants, we will give you the number of shares (rounded up to the nearest whole share) of our common stock that bears the same relation to the number of shares you would receive if you converted all of your units, as the principal amount of the notes you choose to convert bears to the total principal amount of the notes you hold. For example, if you have one unit and have not exercised any of your warrants, and you want to convert half of your unit under this option, you could convert your half unit into 8,916 shares. We would issue you a new note for the remaining principal balance of $12,450 and you would retain half of your preferred stock and warrants.

         If you have exercised any of your warrants, we will value your units including your remaining warrants, under the formula described below and determine from such calculation the total value of your units. We will determine the number of shares into which you can convert your units by dividing that value by the average market price determined as described below ($3.4240).

         IF YOU WANT TO CONVERT A PORTION OF YOUR UNITS, YOU MUST SPECIFY A FRACTION (OR PERCENTAGE) OF YOUR WHOLE UNITS TO BE CONVERTED (FOR EXAMPLE, HALF OR 75%). YOU CANNOT DIVIDE YOUR UNITS BY ELECTING TO CONVERT THE NOTES AND RETAIN THE WARRANTS, OR SIMILAR DIVISIONS.

         How we determined the number of shares into which you can convert your units. We determined the number of shares that we would exchange for a unit by first determining the value for each whole unit ($61,054) and then dividing the unit value by an average daily market price of our common stock ($3.4240) over a six week period determined as described below.

         We determined the value of each unit as follows:

Principal amount of notes........................................................................   $24,900

Value of preferred stock.........................................................................       100

Warrants - valued by taking the number of shares of common stock into which a warrant can be exercised (18,750), times $1.9229, which amount was calculated by taking the average daily market price of the common stock
         ($3.4240 - determined over a six week period as described below), times a discount factor of .85 because the common stock received upon exercise of the warrants will be restricted, minus the exercise price
         of the warrants per share of common stock ($.9875)......................................    36,054

Total value of a unit............................................................................   $61,054
                                                                                                    =======

         If you have exercised all or any portion of your warrants, we would calculate the remaining value of your units by:

         - Multiplying the number of shares into which your remaining warrants, if any, can be exercised by $1.9229 (see calculation above);

         - Adding that amount to $25,000, the value of your notes and preferred stock; and

         - Dividing the resulting unit value by the calculated average daily market price of $3.4240.

         We calculated the average value of our common stock by averaging the daily market price of our common stock over the six week period from February 16, 2000 to March 29, 2000. The daily market price is the average of the high and low prices for each day on the OTC bulletin board. On April 20, 2000, the closing price of our common stock on the OTC bulletin board was $2.03125 per share.

         We determined the value of a unit and the number of shares of common stock into which you can convert your units without retaining any independent financial advisor.

         Resale limitations. We are offering to convert your units into common stock pursuant to an exemption from registration under the Securities Act of 1933. Because we are not registering the common stock under the Securities Act of 1933, you will have to sell your stock under Rule 144 of the Securities Act of 1933. However, you will be able to count the time you or any other person who is not one of our affiliates held your units to satisfy the holding period of Rule 144 for the stock you receive on conversion.

         Therefore, subject to any applicable restrictions under state securities laws, after one year from the date your units were first purchased from us or one of our affiliates, you will be able to sell the shares of stock you receive on conversion of your units if you also satisfy the volume limitations and the other conditions of the rule. Subject to any applicable restrictions under state securities laws, after two years from the date the units were purchased from us or one of our affiliates, you will be able to freely resell those shares if you are not one of our affiliates and have not been one of our affiliates for 90 days at that time.

         Special rules may apply to unit holders who reside in Arizona. If we obtain the consent of a majority of unit holders as requested herein, the resale limitations for Arizona unit holders will be the same as described above. If not, unit holders who reside in Arizona and who desire to participate in either of the offers will be required to certify that they are accredited investors, as defined in Rule 501 of Regulation D under the Securities Act of 1933, and to agree that they are acquiring the common stock on conversion of their units for investment and not for public distribution. Therefore, if Arizona residents agree to convert their units, they will not be able to immediately freely resell the common stock so acquired and may be required to hold the common stock for an additional period of time consistent with such investment intent.

         United States Federal income tax consequences if you convert your units. The conversion of your units into our common stock will be treated as a taxable exchange of the notes for a portion of the common stock and a nontaxable exchange of the warrants and the preferred stock for the balance of the common stock.

         We have determined the value of each note to be $24,900. This is the same amount as was allocated to the note upon your purchase of a unit and should constitute your tax basis in each note assuming that you have held it since its purchase. Assuming that the Internal Revenue Service agrees with this valuation and the determination of your tax basis in the note, then gain or loss, if any, will be recognized on the exchange of the note for common stock based upon the difference between the fair market value of the stock received in the exchange and your tax basis in the note. Your tax basis in the stock received in exchange for the note will be equal to the stock's fair market value at the time of the exchange.

         You will recognize no taxable gain or loss on the exchange of the warrants and the preferred stock for the common stock not allocated as being exchanged for the note. Your tax basis in such stock will be equal to your tax bases in the warrants and the preferred stock surrendered in the exchange.

         To the extent any portion of the common stock received by you in the exchange is allocable to accrued but unpaid interest on the note, such amount shall be taxed as ordinary income to you.

         Should you convert only a portion of a unit into common stock, then gain or loss on the portion converted will be determined in the same manner as described above with respect to the conversion of an entire unit.

         THIS DISCUSSION IS A SUMMARY ONLY. THE TAX CONSEQUENCES OF THE OFFERS MAY VARY DEPENDING ON YOUR PARTICULAR SITUATION AND CIRCUMSTANCES. YOU SHOULD CONSULT WITH YOUR TAX ADVISORS REGARDING THE CONSEQUENCES OF ACCEPTING EITHER OF THE OFFERS TO YOU.

OFFER TO AMEND YOUR NOTES TO MAKE ALL OR ANY PORTION OF THEM CONVERTIBLE AND SECURED AND TO ALLOW US TO MAKE FUTURE INTEREST PAYMENTS IN RESTRICTED COMMON STOCK

         If you decide not to convert all or any part of your units into our common stock, you can still elect to allow us to amend all or any part of the notes you retain to make them secured and convertible, and to allow us to pay interest with restricted as well as free trading common stock if we so choose. The form of amended note is attached hereto as Exhibit A. Under the existing terms of the notes, we may already make interest payments in freely trading stock. Whatever you decide will also bind future holders of your notes, which may affect the market value of your notes.

         You will have to give up your preferred stock. If you agree to this option, we will amend all or any part of your existing notes to secure them and make them convertible at your option into common stock. You must give up the preferred stock you hold that relates to the amended notes. See "Risk Factors - Risks Relating to Your Decision to Amend Your Notes" for a description of what giving up your preferred stock will mean to you.

         You will retain all of your warrants. If you agree to this option as to all or any part of your notes, you will retain all of your warrants and they will continue to be exercisable on the same terms as before.

         How we would secure your notes. If you agree to this option, we will secure your notes with substantially all of our assets now existing or that we acquire in the future, up to 1.25 times the unpaid principal amount of the outstanding notes to be secured. We can release our assets from time to time to the extent the assets that continue to secure the notes are valued in excess of this amount based upon the higher of (i) the book value of the remaining assets or (ii) the fair market value appraisal of the remaining assets by an independent appraiser. We can also release collateral securing the notes if we determine in good faith that the items to be released are no longer used or useful in the ordinary course of our business and are being sold or disposed of in the ordinary course. Inventory will automatically be released as we sell it in the ordinary course of our business. Because of how burdensome it would be if each noteholder had to agree to each action relating to this security interest and sign each financing statement, release or other ordinary course document necessary to create and perfect the security interest in our assets, IIP has agreed to act as agent for the noteholders who elect to have their notes secured. As of December 31, 1999, our assets that secure your notes were valued at $493,241 on our balance sheet. See the Form 10-KSB for a description of certain transactions effected between IIP and us and of our stock that IIP holds.

         Agency and Security Agreement. Each electing noteholder will have to execute a copy of an Agency and Security Agreement in substantially the form attached hereto as Exhibit B. This document will give IIP the power to act for all secured noteholders in taking actions to perfect and enforce the security interests granted. IIP will receive reimbursement for expenses and reasonable compensation in such capacity.

         How your new notes will be convertible at your option into common stock. If you agree to this option, your new notes will be convertible into our common stock at any time in whole or in part. On conversion, we will give you one share of our common stock for each $7.00 principal amount of the notes that you convert. We will not issue fractional shares on the conversion and will round down the number of shares into which the notes are convertible to the nearest whole share. For example, if you have purchased one unit, you currently have a note with a principal amount of $24,900. If you accepted an amended note with a principal amount of $24,900, you could convert it at any time into up to 3,557 shares of our common stock ($24,900 divided by $7.00).

         How we will determine the number of shares of common stock we will give you as interest on the notes. If we decide to make a particular interest payment on the notes with restricted common stock or free trading common stock, we will calculate the interest payable at 18% per annum and we would value the common stock by averaging the high and low market prices for one share of our common stock on the principal trading market for the common stock for the 7 trading days immediately preceding the date the interest payment is due. We will pay you only in whole shares of our common stock and will round any fraction up to the next whole share. For example, if we owed you $1,000 of interest on a particular interest payment date based on the 9% regular note rate, and the average trading price calculated as described above is $4.00, we could choose to give you either the $1,000 in cash or 500 shares of our restricted or free trading common stock instead of cash.

         Resale limitations. Your amended notes will have the same holding period as your existing notes for purposes of Rule 144. Also, if you convert your amended notes, you can count the time you held your existing notes to satisfy the holding period of Rule 144 for the common stock you receive on conversion. However, if we do not obtain consent to this offer of a majority of the unit holders as we are requesting, Arizona residents who accept amended notes will be required to hold the amended notes and any common stock into which they are converted for a period consistent with investment intent.

         United States Federal income tax consequences if you accept our offer to amend your notes. The amendment of your note and relinquishment of related preferred stock will be a taxable exchange for federal income tax purposes. Therefore, you will recognize taxable gain or loss based upon the difference, if any, between the fair market value of the convertible note received by you and your tax bases in the note and preferred stock surrendered.

         To the extent any portion of a convertible note received by you is allocable to accrued but unpaid interest, then such amount will be taxed to you as ordinary income.

         We have determined the value of each note that you now have to be $24,900 and the value of the preferred stock associated with a unit to be $100. These are the same amounts as were allocated to the note on your purchase of a unit and should constitute your bases in each note and the preferred stock assuming you have held them since their purchase. Assuming that the Internal Revenue Service agrees with these valuations and the determination of your bases in the note and the preferred stock, then gain or loss, if any, will be recognized on the exchange of the note and the preferred stock for a secured convertible note based upon the difference between the fair market value of the secured convertible note received in the exchange and your tax bases in the note and the preferred stock. Your tax basis in the secured convertible note received in exchange will be equal to its fair market value at the time of the exchange.

         Should you exchange only a portion of a note and the preferred stock for a secured convertible note, then gain or loss on the portion exchanged will be determined in the same manner as described above with respect to the exchange of an entire note and all of the preferred stock.

         THIS DISCUSSION IS A SUMMARY ONLY. THE TAX CONSEQUENCES OF THE OFFERS MAY VARY DEPENDING ON YOUR PARTICULAR SITUATION AND CIRCUMSTANCES. YOU SHOULD CONSULT WITH YOUR TAX ADVISORS REGARDING THE CONSEQUENCES OF ACCEPTING EITHER OF THE OFFERS TO YOU.

                                   THE CONSENT

         Whether or not you accept any of our offers, we are asking that you execute the attached Consent and return it to us. Although we do not require your consent to make these offers, consent by a majority of unit holders will allow our Arizona unit holders to participate in the offer on the basis of an exemption from the registration requirements of the Arizona securities laws that requires such consent. If we do not receive such consent and our Arizona unit holders desire to participate in either of the offers, they will be required to certify that they are accredited investors, as defined in Rule 501 of Regulation D under the Securities Act of 1933, and to agree that they are acquiring the new securities for investment and not for distribution to the public. This will impact their ability to resell the securities.

                                  RISK FACTORS

RISKS RELATING TO CONVERSION OF YOUR UNITS INTO COMMON STOCK

The value of your units may be greater than the value of the common stock you receive.

         We have determined the conversion price for the units without retaining any independent financial advisor to advise us or to opine that the terms of the conversion are fair to you. Both the 15% discount factor that we are using to discount the warrants and the time period over which we calculated the market price for the common stock are arbitrary. Since March 29, 2000, the last day of our six week calculation period, our stock price has declined. You could be better off financially if you retain your units and exercise your warrants.

If you convert your units into common stock, you will be exchanging a senior security for a junior security.

         The notes that you now hold are senior in right of payment to our common stock. This means that if we are in financial difficulties and declare bankruptcy, all our debt, including the notes, and any liquidation preference on our preferred stock would be paid in full before the common stockholders receive any distribution at all. There is no restriction on how much debt we can incur in the future and we can also issue additional preferred stock, so there may be no assets to distribute to our common shareholders if we declare bankruptcy in the future. In addition, the opinion of our auditors on our financial statements for the year ended December 31, 1999 expressed substantial doubt about our ability to continue as a going concern. See the Independent Auditor's Report in our Form 10-KSB on page F-2 and note (4) to the Notes to Consolidated Financial Statements on page F-9 of the Form 10-KSB.

If you convert all your units into common stock, you will give up the right to participate in any conversion of the preferred stock relating to the notes into common stock if we default on payment of any of the original notes that remain outstanding, and your common stock could be significantly diluted.

         If you convert all your units into our common stock, but other holders of units retain any part of their existing units, the preferred stock that remains outstanding as part of the existing units will automatically convert into common stock if we default on payment of the existing notes and the default is not cured within a reasonable time. The conversion rights of the preferred stock are proportionate to the number of preferred shares outstanding from time to time. For example, if all of the original preferred shares remain outstanding, the preferred would convert into 51% of our common stock on a fully diluted basis; if half of the original preferred shares are outstanding, the preferred converts into 25.5% of our common stock on a fully diluted basis, and so on. We have the right to prepay any notes that are not converted or amended pursuant to this offer and thus cancel any related preferred stock, but we may not be able to do so. If significant amounts of common stock are issued as a result of conversion of the preferred, our existing holders of common stock could be seriously diluted.

If you convert your units into our common stock, we could issue future common stock or preferred stock that could dilute your stock.

         We have issued a number of shares of our common stock over the past year and we are likely to issue or attempt to issue more common stock in the future so that we can obtain operating funds and conserve our cash. Our issuances of additional common stock can dilute your interest in the company and the value of your common stock. As of December 31, 1999, we had 16,422,758 shares of our common stock outstanding. If all holders of units elect to convert their units into our common stock, we would have an additional 820,272 shares of our common stock outstanding. We are authorized to issue up to 50 million shares of our common stock. Issuances of preferred stock could also decrease the value of our common stock. We are authorized to issue up to 10 million shares of our preferred stock in series from time to time, and to establish the preferences, voting rights and other terms of the preferred.

The sale of the shares of common stock you receive if you convert your units will be restricted.

         You may not be able to immediately resell the shares you receive in the offer. By the time you are able to sell the shares you receive, the price of our common stock could have dropped significantly. Subject to any restrictions under applicable state securities laws, including the restrictions we describe on page 5 for Arizona unit holders if we do not obtain the requested consents, after one year from the date you or another person who was not one of our affiliates purchased your units, you can sell the converted shares within the limitations of Rule 144 under the Securities Act of 1933. One of these limitations is a restriction on the volume of the shares you can sell. Because the volume of trading in our shares is not great, the number of shares you can sell is limited. You will not be able to freely resell those shares until two years from the original purchase of your units from us or one of our affiliates, again subject to state securities laws.

         There may also be restrictions under state securities laws in certain states on your ability to resell our common stock. Although we believe there are applicable non-issuer sale exemptions in most states that would allow you to resell our common stock, sales may not be allowable in a limited number of states.

Even if the units are converted into common stock, we still may not have sufficient funds to continue development of our business.

         Conversion of the units into common stock should allow us to use monies that we would have to pay for interest and principal on the notes to continue development and operation of our business. Even if all the units are converted, we will need additional funds to continue to develop and operate our business and we may not be able to obtain these funds. If we cannot obtain the funds we need to operate our business, and we declare bankruptcy, you could be better off to have retained your units. See "If you convert your units into our common stock, you will be exchanging a senior security for a junior security" above.

The conversion could be attacked as a preference or fraudulent conveyance.

         If we voluntarily declare bankruptcy or have an involuntary bankruptcy proceeding filed against us within 90 days after you convert your notes, a court could determine that the conversion was a preference and invalidate the conversion. Also, our other securityholders could try to attack the conversion as not being made for fair or reasonably equivalent value.

The tax consequences of a conversion of your units could be unfavorable to you.

         The conversion of your units into common stock could result in the recognition by you of taxable gain if it is determined that the fair market value of the stock received by you in the exchange is in excess of your tax basis in the notes surrendered. In addition, our analysis of the conversion is based upon your exchange of warrants and preferred stock for common stock qualifying as a recapitalization for federal income tax purposes. If it is determined that the exchange is not a recapitalization, then taxable gain or loss would be recognized on such exchange based upon the difference, if any, between the fair market value of the common stock received in the exchange and your tax bases in the warrants and preferred stock surrendered. The tax consequences of the offers may vary depending on your particular situation and circumstances. You should consult with your tax advisors regarding the consequences of accepting either of our offers.

RISKS RELATING TO YOUR DECISION TO AMEND YOUR NOTES

If you accept our offer to amend all your existing notes, you will give up your right to participate in the conversion of the preferred stock into common stock if we default on payment of the notes.

         Noteholders who elect to accept the options that we are offering for all of their existing notes and preferred stock will not retain the right to acquire common stock on conversion of the preferred stock if we default on the payment of the notes and the default is not cured within a reasonable time. The conversion rights of the preferred stock are proportionate to the number of preferred shares outstanding from time to time. We have the right to prepay any notes that are not converted or amended pursuant to this offer and thus cancel any related preferred stock, but we may not be able to do so.

You will not be able to immediately resell the common stock you receive instead of cash if we pay interest on the notes in restricted common stock.

         If we pay interest on the notes in restricted common stock your ability to resell that stock will be limited. After one year from the date you receive the stock, you can resell the stock under the restrictions of Rule 144 of the Securities Act of 1933. You will not be able to freely resell the stock until two years from the date you receive the stock if you are not then one of our affiliates and have not been one of our affiliates for 90 days.

By the time you are able to resell the stock you receive in lieu of cash interest payments on the notes, the price of the stock could have decreased significantly.

         If the price of our common stock decreases from the time you receive interest on your notes in common stock to the time you are able to sell the common stock, you could lose all or a portion of the value of the interest due to you on the notes.

You could lose the security that we grant you on the notes if we declare bankruptcy and the security interest is deemed to be a preference.

         If we voluntarily declare bankruptcy or have an involuntary bankruptcy proceeding filed against us within 90 days after we secure your notes, a court could determine that the grant of a security interest to you was a preference and invalidate the security interest. If that were to happen, any other holders of our debt securities that are properly secured by our assets would be paid out of the proceeds of any sale of our assets prior to any payment on the notes.

Our other creditors could attempt to attack and invalidate the security we grant to you as a fraudulent conveyance.

         If we are deemed to be insolvent when we secure the notes or if your election to allow us to pay interest on the notes with our restricted common stock and your relinquishment of the preferred stock is not considered to be fair or reasonably equivalent value for securing the notes and making them convertible, our other creditors may be able to attack the security we grant to you as a fraudulent conveyance. In that case, the security interest that we grant you could be invalidated and you would not have a prior claim to our assets that secure the notes.

The security interest in our assets we are granting to secure the amended notes may not be sufficient to adequately protect you.

         Although we are granting a security interest in substantially all of our assets, the book value of the assets that secure the amended notes as of December 31, 1999 was only $493,241, which is substantially less than the approximately $1.15 million principal amount of the notes currently outstanding. Although substantially all of our assets that we acquire in the future will also secure the amended notes up to 1.25 times the principal amount of the outstanding notes, there is no assurance that the value of the assets securing the notes will ever be sufficient to fully protect the amended notes. We can also release collateral securing the amended notes for, among other reasons, if we determine to sell it in the ordinary course when it is no longer useful to our business. Also, even though currently there are no liens on the assets securing the notes that would be prior to the lien in favor of holders of the amended notes, the Agency and Security Agreement allows certain other liens placed on our assets in the future to be prior to your lien. We can also grant subordinate liens on the assets to third party lenders. The terms of the Agency and Security Agreement have not been reviewed or negotiated by any independent person. We recommend that you have your attorney review that document and the security interest granted before you accept our offer to amend your notes.

Amending your notes could have adverse tax consequences to you.

         The exchange of your note and preferred stock for a convertible secured note could result in recognition of taxable gain to you should the fair market value of the convertible secured note received by you ultimately be determined to be in excess of your tax bases in the note and the preferred stock surrendered. In such an event, you will recognize taxable gain equal to such excess. The tax consequences of the offers may vary depending on your particular situation and circumstances. You should consult with your tax advisors regarding the consequences of accepting either of our offers.

         For additional risks if you convert your amended note into our common stock, see "Risks Relating to Conversion of Your Units into Common Stock" above.

         For additional risks in investing in our securities, your should carefully review our Form 10-KSB included with this Offering Circular, including the financial statements contained therein, and the opinion of our auditors on our financials, which expresses substantial doubt about our ability to continue as a going concern, and the section entitled "Item 6. Plan of Operation" beginning on page 40, which discusses our results of operation for the years ended December 31, 1999 and 1998, our assets and liabilities as of December 31, 1999 and 1998, and our financial condition, liquidity and capital resources. For a description of the status of our business development and technology, see the section in the Form 10-KSB entitled "Business of Issuer" beginning on page 9. For a description of certain legal matters in which we are involved, see "Item
3. Legal Proceedings" beginning on page 38. For a description of our recent stock issuances and our major shareholders, see the sections in our Form 10-KSB entitled "Business Development" beginning on page 1, "Certain Relationships and Related Transactions" beginning on page 57, and "Security Ownership of Certain Beneficial Owners and Management" beginning on page 54.

         For a description of the trading prices of our common stock from the third quarter of 1998 through the fourth quarter of 1999, see "Market for Common Equity and Related Stockholder Matters" beginning on page 39. Our common stock is traded in the OTC bulletin board under the symbol "IPVC." As of April 20, 2000, the closing price of the common stock on the OTC bulletin board was $2.03125 per share.

         We make forward looking statements in this Offering Circular and in our other filings with the Securities and Exchange Commission. Our forward looking statements may include estimates of the value of our common stock, projections of revenues, income, earnings per share, loss, capital expenditures, plans for future operations, financing needs or plans, our ability to service our debt obligations, and plans relating to products or services, as well as assumptions relating to these matters. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward looking statements. Forward looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward looking statements. Statements in this Offering Circular, including those contained in the section entitled "Risk Factors," and in the section entitled "Background, Purpose and Effect of the Exchange Offer," describe factors, among others, that could contribute to or cause such differences. We undertake no obligation to update any forward looking statements.

                  BACKGROUND, PURPOSE AND EFFECTS OF THE OFFERS

         IPVoice completed its private offering of the units on June 3, 1999. We sold 46 units at $25,000 per unit. Since that time, we have encountered delays in implementing our gateways and in moving our business from the development stage into the production stage. These delays have increased our need for funds necessary to complete the development of our technologies and to fund the operation of our business. As a result, the cash outlays necessary to pay interest and ultimately principal on the notes have become increasingly burdensome. We are therefore seeking to convert your units into common stock to alleviate these burdens and enable us to retain our cash.

         In addition, the existence of the preferred stock allocated to the units is severely limiting our ability to acquire additional financing. We expected the net proceeds of the sale of the units would provide sufficient working capital for us through the first quarter of 2000. Our ability to continue as a going concern is dependent upon increasing sales and obtaining additional capital and financing. We are seeking to raise additional capital through private and/or public sales of securities in the future and have retained the services of a registered broker/dealer. Under this engagement, we are negotiating with an investment group introduced by the broker/dealer for an investment of up to $5 million in two tranches of $2.5 million within the next twelve (12) months. There can be no guarantee that we and the investment group will come to agreeable terms. This investment group has indicated orally that it is unwilling to make the investment unless we reacquire at least 50% of the preferred stock as a result of our offers to you. We have not executed definitive documents with this investment group and there is no assurance that it will invest in us even if we can reacquire 50% of the preferred stock. In addition, it is possible that this investment group or others would invest in us even if the preferred remains outstanding.

         The following comparison shows you some of the major differences between retaining your units, converting your units into common stock, and accepting our offer of amended notes:

                       Retaining Your Existing Securities

         - Your notes represent debt, which is a right to receive the principal amount of the notes plus accrued interest, with a claim to our assets senior to that of holders of our equity securities. Since the notes are not secured, any secured debt that we issue will have a prior claim to the assets that secure the debt. Debt has no right to share in capital appreciation of the company.

         - Your warrants allow you to purchase 18,750 shares of our common stock at $.9875 per share. The closing price of our common stock on the OTC bulletin board on April 20, 2000 was $2.03125. Your warrants are, therefore, in the money. However, you will not be able to immediately resell the stock you acquire on exercise of your warrants. See below.

         - Your preferred stock does not provide for dividends or any liquidation preference in our assets. However, if we default in paying the notes, and the default is not cured within a reasonable time, the preferred stock will convert into shares of our common stock. See "Your Existing Securities" beginning on page 1.

         - The notes are entitled to interest at 9% per year, payable quarterly. Principal on the notes is payable on June 3, 2001. We can extend the notes for additional one to two year terms. If we do this, we will pay amortized principal payments on a monthly basis. We can pay interest in cash or freely trading shares of our common stock.

         - We also agreed as follows: From the time of the first closing to the time the notes are repaid in full, the new investor group will, through International Investment Partners, propose candidates for two board positions which are reasonably acceptable to the present board and which the present board will then appoint. The three members of the present control group will give International Investment Partners an undertaking that they will, so long as the notes are not fully paid, remain the holders of 60% of the voting equity securities and that they will vote their shares for these two directors or their agreed upon successors.

         - There is no established trading market for the units or the notes, warrants or preferred stock.

         - The units were sold pursuant to the private placement exemption from the registration requirements of federal and state securities laws. This means that the resale of the units is restricted. There is currently no market for the units. However, if a market were to develop, subject to applicable state securities laws, you would be able to resell your units after one year from the date your units were purchased from us or one of our affiliates. Subject to any applicable state securities laws, any resale prior to two years from that date would be subject to the limitations of Rule 144 of the Securities Act of 1933. Once you exercise your warrants, a one year holding period will begin before you can resell the stock you acquire subject to Rule 144, and two years must pass from the date you exercise the warrants before you can freely resell the stock you receive on exercise of the warrants.

Converting Your Units to Common Stock

         - Common stock represents equity in our company. Holders of common stock have a pro rata claim to our assets after payment of all debt obligations and the satisfaction of the liquidation preference on any shares of preferred stock we issue. Common stock is junior in right of payment to all of our other securities, but has the right to share in capital appreciation of the company.

         - No interest is payable on our common stock. We may declare dividends on our common stock, although we do not intend to do so in the foreseeable future.

         - Common stock has voting rights for our directors and on all matters submitted to stockholders.

         - Our common stock is not listed on any securities exchange or other trading market, but it is traded on the OTC bulletin board. Although the market is thin, the common stock is more liquid than the market for the units. We have filed a Form 10SB that enabled us to become a reporting company under SEC rules. This may increase the liquidity of our common stock.

         - You will be able to "tack" the required holding period of the common stock you receive under Rule 144 to the period you or any of our non-affiliates held the units. This means that if you purchased your units from us in February 1999 or from any other person who was not one of our affiliates who purchased in February 1999, you will be deemed to have held the stock you receive for the units for one year in February 2000 and can sell that stock on the OTC bulletin board, subject to the limitations of Rule 144 and any applicable state securities laws.

Accepting Amended Notes

         - If you accept our offer of amended notes, you will have a right to the assets that secure the notes senior to the claims of other holders of our debt securities in those assets. Debt has no right to share in capital appreciation of the company.

         - You would retain your warrants. See "Retaining Your Units" above.

         - You would have to give up your preferred stock relating to the portion of the notes to be amended, and, unless you retain a portion of your existing notes and the related preferred, the right to have the preferred convert into common stock if we default on payment on any notes that remain outstanding and the default is not cured within a reasonable time.

         - The amended notes would have the same payment terms as the existing notes, except that we could pay interest in either cash or common stock that is restricted as well as free trading.

         - The amended notes would continue to be able to propose candidates for our board of directors as if they had not been amended.

         - There will still be no established trading market for the amended notes.

         - The amended notes will carry over the holding period of the existing notes and preferred stock under Rule 144. If you convert the amended notes into common stock, the common stock will also carry over the original holding period of your existing notes under Rule 144.

         The table above does not take into account all the factors that may impact a comparison of the units to the common stock into which you may convert the units or the amended notes. It also does not describe the tax consequences of converting the units or accepting the amended notes. For a more complete description of the units and the common stock, see "Your Existing Securities" above and "Description of Capital Stock" below. For a description of the tax consequences of the elections you can make pursuant to these offers, see "The Offers" above.

Marginability

         The notes, but not the warrants, preferred stock or our common stock, are a margin security under Regulation T which governs the extension of credit by broker-dealers. Neither the units (or any securities constituting the units) nor our common stock is a margin stock for purposes of Regulation U which governs the extension of credit by other lenders.

         Under Regulation T, the required margin for the notes will likely be the margin required by the creditor in good faith or the percentage set by the regulatory authority where the trade occurs, whichever is greater. Under Regulation U, the maximum loan value of non-margin stock and other collateral is their good faith loan value.

         You should consult with your brokers concerning the marginability of the units and common stock and the required margin.

                            HOW TO ACCEPT THE OFFERS

EXPIRATION TIME, EXTENSIONS, TERMINATION AND AMENDMENTS

         Our offers will terminate at 5:00 p.m., Phoenix, Arizona time, on May 19, 2000, unless we extend the offers. When we use the term "expiration time," we mean 5:00 p.m. Phoenix, Arizona time, on May 19, 2000 or the latest date and time to which the offers may be extended. If we extend the offers, we will notify you as soon as we can of the extension.

         We will have the right to terminate the offers at any time or to amend the offers. We will notify you as soon as we can if we terminate or amend the offer. If we terminate the offer, we will promptly return to you any units you have tendered for conversion. If we amend the offer, you will have the right to withdraw any units you have tendered for conversion or any election you have made.

HOW YOU CAN ELECT TO ACCEPT ANY OF OUR OFFERS

         If you wish to elect to have your units converted into common stock, you must:

         - Complete and sign the green form (attached hereto) entitled "Election to Convert Units into Common Stock" and indicate on that form what portion of your units you want to convert.

         - Complete and sign the blue Substitute Form W-9 attached hereto.

         - Transmit these form and the certificates representing your units to us for receipt prior to the expiration time at the following address:

                                    IPVoice.com, Inc.
                                    Attention: Barbara Will
                                    505 North 19th Avenue
                                    Suite 416/471
                                    Phoenix, AZ  85015

         If you wish us to amend your notes, you must:

         - Complete and sign the pink form (attached hereto) entitled "Election to Amend Notes."

         - Complete and sign the white signature page of the Agency and Security Agreement.

         - Complete and sign the blue Substitute Form W-9 attached hereto.

         - Transmit these forms and the certificates representing your notes and preferred stock to us for receipt prior to the expiration time at our address listed above.

         For your convenience, we are also enclosing a self addressed, stamped envelope that you can use to return your election to us. You must take the risk that your forms and certificates may get lost before they are delivered to us. If you want to mail these forms to us, we recommend that you use registered mail with return receipt requested.

         If you have any questions about how to make an election or fill out the various election forms, you may call or write to Barbara Will at (602) 335-1231 or at the address stated above.

         If any election that you make is defective or incomplete, we may try to contact you to determine your intent, but we will not be obligated to contact you. If your elections are defective or incomplete, we may treat your elections as never having been made. We will have the right to determine all questions about the validity and completeness of your elections.

IF YOU DO NOT WANT TO ACCEPT ANY OF OUR OFFERS, YOU DO NOT NEED TO DO ANYTHING. YOU WILL RETAIN YOUR UNITS AND ALL THE RIGHTS THAT YOU HAVE NOW. HOWEVER, EVEN IF YOU DO NOT WANT TO ACCEPT OUR OFFERS, WE ARE ASKING THAT YOU STILL RETURN THE ATTACHED CONSENT SO THAT OUR ARIZONA HOLDERS WILL NOT BE DISADVANTAGED. SEE "CONSENT" ON PAGE 8.

WITHDRAWAL RIGHTS

         If you have made an election and sent us your election forms and/or certificates, and then change your mind, you may withdraw or change your election to accept any of the offers at any time prior to the expiration time. In addition, if we have not previously accepted your elections as provided in this offering circular, you can withdraw your election after 5:00 p.m. Phoenix, Arizona time, on May 19, 2000. If you want to withdraw or change your election, you must notify us in writing of your withdrawal or change and we must receive your withdrawal or change before the expiration time. You must include the following information in any notice of a withdrawal or change:

         - Your full name, which must correspond to the name in which your units are registered.

         -        The certificate numbers of the units you hold.

         - The election or elections you desire to withdraw and/or any changes you desire to make in your elections.

         If you are changing your elections, we may ask you to fill out a new election form to properly reflect your changed elections. If any withdrawal or change that you attempt to make is defective or incomplete, we may try to contact you to determine your intent, but we will not be obligated to contact you. If your withdrawal or change is defective or incomplete, we may treat it as never having been made. We will have the right to determine all questions about the validity and completeness of your withdrawals and changes.

ACCEPTANCE OF ELECTIONS

         Subject to our right to extend, terminate, or amend the offer, we will review your elections and accept all elections that are properly made as soon as we can after the expiration time.

PAYMENT OF EXPENSES

         We are paying all expenses of the offers. The offers are being made in reliance on the exemption from registration of Section 3(a)(9) of the Securities Act of 1933. Therefore, we will not pay any commission or other fees to any broker, dealer, salesman, or other person for soliciting your acceptance of our offers. However, our regular employees may solicit your acceptance and will answer your questions about the offers. We will not pay these employees extra compensation for performing these services.

                                 CAPITALIZATION

         The following table sets forth our capitalization at December 31, 1999 and pro forma to give effect to the conversion of the units assuming all units are converted.

                                                      Actual           Pro forma
                                                      ------           ---------
                                                    (Audited)         (Unaudited)
Debt:
Two year unsecured notes,
Interest payable quarterly at
9% per annum, due June 2001                         $1,145,400        $        0
                                                    ----------        ----------
         Total Debt                                 $1,145,400        $        0
                                                    ----------        ----------
Stockholders' Equity (Deficiency):


Senior convertible preferred stock,
$0.001 par value, 1,150 and 0 shares
outstanding, respectively                           $        1        $        0

Common Stock, $0.001 par value,
16,422,758 and 17,243,030 shares
outstanding, respectively                               16,423            17,243

Additional paid in capital                           1,570,240         2,714,821

Deficit accumulated during the
development stage                                   (2,504,500)       (2,504,500)

Total Stockholders' Equity (Deficiency)             $ (917,836)       $  227,564
                                                    ----------        ----------
         Total Capitalization                       $2,732,064        $2,732,064
                                                    ==========        ==========


                     CERTAIN PRO FORMA FINANCIAL INFORMATION

         The following table shows the pro forma effects the offer would have had on the financial condition and results of operations of the Company for the years ended December 31, 1999 and 1998, assuming all of the units had been exchanged on the first day of the respective periods. The pro forma information assumes that 820,272 shares valued at $3.4240 per share were exchanged for $1,145,400 of notes, 862,500 warrants to purchase the Company's common stock, and 1.150 shares of preferred stock.

                                                      YEAR ENDED                            YEAR ENDED
                                                  DECEMBER 31, 1999                     DECEMBER 31, 1998
                                                  -----------------                     -----------------
                                                ACTUAL          PRO FORMA             ACTUAL          PRO FORMA
Sales                                     $    321,279       $    321,279       $     41,254       $     41,254
Gross Profit                                    15,845             15,845             41,254              41254
Operating Expenses                           1,897,084          1,897,084            548,939            548,939
Operating Loss                              (1,881,239)        (1,881,239)          (507,685)          (507,685)
Interest Expense                               (64,387)                 0                  0                  0
Interest Income                                 20,324             20,324                  0                  0
Net Loss                                    (1,973,834)        (1,909,447)          (507,685)          (507,685)
Loss per Share                                   (.128)             (.119)              (.04)              (.04)

                                                ACTUAL          PRO FORMA             ACTUAL          PRO FORMA
Weighted Average Shares Outstanding         15,413,751         16,234,023         11,620,451         12,440,723
Cash                                           123,797            123,797                908                908
Inventory                                        7,586              7,586            152,980            152,980
Total Assets                                   633,903            633,903            191,513            191,513
Current Liabilities                            406,339            406,339            307,129            307,129
Long Term Debt                               1,145,400                  0                  0                  0
Preferred Stock                                  4,600                  0                  0                  0
Common Stock                                 1,582,064          2,732,064            415,050          1,565,050
Total Stockholder's Equity (Deficit)          (917,836)           227,564           (115,616)         1,029,784
Common Shares Outstanding                   16,422,758         17,243,030         12,578,999         13,399,271
Book Value per Share $                           (.056)              .013              (.009)              .077

  Our ratio of earnings to fixed charges is negative both on an actual and pro forma basis.


                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value per share and 10,000,000 shares of preferred stock, $.001 par value per share. As of December 31, 1999, we had 16,422,758 shares of our common stock and 1,150 shares of our preferred stock outstanding.

         All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share on all matters to be voted upon by shareholders. The shares of common stock have no preemptive, subscription, conversion or redemption rights and are issued as fully paid and non-assessable shares. Cumulative voting in the election of directors is not permitted; which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect the entire board of directors if they so choose and, in such event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of liquidation of the company, each shareholder is entitled to receive a proportionate share of our assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of the preferred shares.

         Holders of shares of common stock are entitled to share pro rata in dividends and distribution with respect to the common stock when, as and if declared by the board of directors out of funds legally available therefor, after requirements with respect to preferential dividends on, and other matters relating to, the preferred shares, if any, have been met. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the board of directors and will depend upon a number of factors, including future earnings, capital requirements and our financial condition.

         For a description of the preferred stock that we have outstanding, see "Your Existing Securities" beginning on page 1.

                              AVAILABLE INFORMATION

         We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the following regional offices of the
Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information filed electronically by us with the Commission which can be accessed over the Internet at http:\\www.sec.gov.


                           INCORPORATION BY REFERENCE

         The following documents filed with the Commission are incorporated by reference into this Offering Circular:

         -        Our Form 10SB12G filed on November 3, 1999; and

         -        Our Form 10-KSB for the year ended December 31, 1999.


         If any statement contained in any of the foregoing documents is modified or superseded by a statement in this Offering Circular or in any document subsequently filed and incorporated by reference herein, the statement in any such foregoing document will be deemed for the purposes of this Offering Circular to have been modified or superseded by such statement in this Offering Circular or subsequently filed document, and the statement in any such foregoing document is incorporated by reference herein only as modified or to the extent it is not superseded. All documents subsequently filed by us during the period of the Offers pursuant to Sections 13, 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference in and made a part of this Offering Circular from the date of filing such documents.

                                IPVoice.com, Inc.

                                     CONSENT


         I am the registered holder of units issued by IPVoice.com, Inc., and hereby consent to the offers being made by IPVoice as contained in the offering document dated April 20, 2000. This consent does not constitute my acceptance of any of such offers.

Date:__________________________________________________

Signature(s):__________________________________________
             Sign exactly as your name appears on the face of the Notes

                                IPVoice.com, Inc.

                   ELECTION TO CONVERT UNITS INTO COMMON STOCK

I am the registered holder of the units listed below and hereby elect to convert the units listed below into common stock of IPVoice.com, Inc. pursuant to the offering document dated April 20, 2000:

                               CERTIFICATE NUMBERS
--------------------------------------------------------------------------------
          Notes                     Warrants           Preferred Stock
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         If you have exercised any portion of your warrants, please indicate the number of warrants you have remaining:_________________.

Date:__________________________________________________

Signature(s):__________________________________________
             Sign exactly as your name appears on the face of the Notes, Warrants, and Preferred
             Stock.

                                IPVoice.com, Inc.

                             ELECTION TO AMEND NOTES

I am the registered holder of the notes and preferred stock listed below and I have not elected to have my units converted into common stock of IPVoice.com, Inc. I hereby elect to allow you to amend the notes and to relinquish the preferred stock listed below pursuant to the offering document dated April 20, 2000. I agree that IPVoice.com, Inc. may elect to pay future interest on my notes in shares of restricted common stock at its election. I agree to be bound by the terms of that certain Agency and Security Agreement between IPVoice.com, Inc., International Investment Partners, Ltd., as Agent, and certain holders of the notes referred to therein. I am including herewith a copy of the signature page to the Agency and Security Agreement executed by me.

                               CERTIFICATE NUMBERS
--------------------------------------------------------------------------------
                  Notes                              Preferred Stock
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



Date: _________________________

Signature(s):  _________________________________________________________________
               Sign exactly as your name appears on the face of the Notes

                               SUBSTITUTE FORM W-9

               PAYER'S REQUEST FOR TAXPAYER IDENTIFICATION NUMBER

 (PLEASE READ GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON
        SUBSTITUTE FORM W-9 ("GUIDELINES") BEFORE COMPLETING THIS FORM)

               AFTER COMPLETING THE FORM, RETURN TO EXCHANGE AGENT


--------------------------------------------------------------------------------
Name (If joint names, list first and circle name of the person or entity whose number you enter in Part I below.)




--------------------------------------------------------------------------------
Address




--------------------------------------------------------------------------------
City, State, and ZIP Code




--------------------------------------------------------------------------------
PART I      Taxpayer Identification Number

--------------------------------------------------------------------------------
Enter your taxpayer identification number in the appropriate box. For individuals, this is your social security number. However, if you are a resident alien OR a sole proprietor, see Guidelines. For other entities, it is your employer identification number. If you do not have a number, see Guidelines.

                    SOCIAL SECURITY NUMBER


                    ----------------------------------------

                                       or

                    EMPLOYER IDENTIFICATION NUMBER


                    ----------------------------------------


NOTE: If the account is in more than one name, see Guidelines for instructions on whose number to enter.

--------------------------------------------------------------------------------
PART II     For Payees Exempt From Backup Withholding (See Guidelines)

--------------------------------------------------------------------------------
PART III    CERTIFICATION

--------------------------------------------------------------------------------
Under penalties of perjury, I certify that:

(1) The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me) and

(2) I am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (the "IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

CERTIFICATION INSTRUCTIONS - You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest or dividends on your tax return.


--------------------------------------------------------------------------------
Sign here


--------------------------------------------------------------------------------

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                          NUMBER ON SUBSTITUTE FORM W-9

GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER. -- Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

---------------------------------------------------------       ------------------------------------------------------
FOR THIS TYPE OF ACCOUNT:      GIVE NAME AND THE SOCIAL         FOR THIS TYPE OF ACCOUNT:    GIVE NAME AND THE
                               SECURITY NUMBER OF --                                         EMPLOYER IDENTIFICATION
                                                                                             NUMBER OF --
---------------------------------------------------------       ------------------------------------------------------
1.   Individual                The individual                   6.   Sole proprietorship     The owner (3)

2.   Two or more individuals   The actual owner of the          7.   A valid trust, estate   Legal entity (4)
     (joint account)           account or, if combined               or pension trust
                               funds, the first
                               individual on the
                               account (1)

3.   Custodian account of a    The minor (2)                    8.   Corporate               The corporation
     minor (Uniform
     Transfers to Minors Act)

4.   a.  The usual revocable   The grantor-trustee (1)          9.   Partnership             The partnership
         savings trust
         (grantor is also
         trustee)

     b.  So-called trust       The actual owner (1)             10.  Association, club or    The organization
         account that is not                                         other tax-exempt
         a legal or valid                                            organization
         trust under state
         law

5.   Sole proprietorship       The owner (3)                    11.  A broker or             The broker or nominee
                                                                     registered nominee

                                                                12.  Account with the        The public entity
                                                                     Department of
                                                                     Agriculture in the
                                                                     name of a public
                                                                     entity (such as a
                                                                     state or local
                                                                     government, school
                                                                     district, or prison)
                                                                     that receives
                                                                     agricultural program
                                                                     payments

(1) List first and circle the name of the person whose number you furnish. If only one person on a joint account has a Social Security Number, that person's number must be furnished.

(2)   Circle the minor's name and furnish the minor's Social Security Number.

(3) You must show your individual name, but may also enter your business or "doing business as" name. You may use your Social Security Number or your Employer Identification Number (if you have one).

(4) List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the taxpayer identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                          NUMBER ON SUBSTITUTE FORM W-9



HOW TO OBTAIN A TAXPAYER IDENTIFICATION NUMBER

If you do not have a taxpayer identification number, apply for one immediately. To apply for a Social Security Number, obtain Form SS-5 from your local Social Security office. Obtain Form SS-4 to apply for an employer identification number.

PAYEES EXEMPT FROM BACKUP WITHHOLDING

Payees specifically exempted from backup withholding include the following:

     - An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2).

     -    The United States or any of its agencies or instrumentalities.

     - A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.

     - A foreign government or any of its political subdivisions, agencies, or instrumentalities.

     - An international organization or any of its agencies or instrumentalities.

Payees that may be exempt from backup withholding include the following:

     -    A corporation.

     -    A foreign central bank of issue.

     - A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.

     - A futures commission merchant registered with the Commodity Futures Trading Commission.

     -    A real estate investment trust.

     - An entity registered at all times during the tax year under the Investment Company Act of 1940.

     -    A common trust fund operated by a bank under section 584(a).

     -    A financial institution.

     - A middleman known in the investment community as a nominee or custodian.

     -    A trust exempt from tax under section 664 or described in section
          4947.


     Exempt payees described above should still complete the substitute Form W-9 enclosed herewith to avoid possible erroneous backup withholding. EXEMPT PAYEES SHOULD FURNISH THEIR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT' IN PART II OF THE FORM, SIGN AND DATE THE FORM, AND RETURN IT TO THE EXCHANGE AGENT.

NONRESIDENT ALIEN AND FOREIGN CORPORATIONS. -- If you are a nonresident alien or a foreign entity not subject to withholding, furnish the Exchange Agent a complete IRS Form W-8, "Certificate of Foreign Status."

PRIVACY ACT NOTICE. -- Section 6109 of the Internal Revenue Code requires most recipients of dividends, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 31% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

PENALTIES

(1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER -- If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING -- If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.

(3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION -- Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION, CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.